Exhibit 99.1

Olympic Steel Reports First-Quarter 2022 Results

Company reports record quarterly sales

Company reports second-most-profitable quarter in its history

CLEVELAND--(BUSINESS WIRE)--May 5, 2022--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended March 31, 2022.

Net income for the first quarter totaled $37.3 million, or $3.23 per diluted share, compared with net income of $22.0 million, or $1.91 per diluted share, in the first quarter of 2021. The results include no LIFO adjustment in the first quarter of 2022, compared with $1.0 million of LIFO expense in the same period a year ago. Adjusted EBITDA for the first quarter of 2022 was $56.0 million, compared with $37.8 million in the first quarter of 2021.

The Company reported record sales for the first quarter of 2022 totaling $696 million, compared with $463 million in the first quarter of 2021.

“Another quarter of historic performance for Olympic Steel demonstrates that the strategic actions we’ve taken to diversify our business, reduce exposure to cyclical risks and drive operational efficiencies position us to succeed in all market cycles,” said Richard T. Marabito, Chief Executive Officer. “Although we began the year facing a headwind of falling hot-rolled carbon prices, the execution of our strategies enabled us to generate record sales and the second-strongest quarter of profitability in our history. Our Specialty Metals and Pipe and Tube segments both delivered record quarterly sales and profitability, while our Carbon segment proved its resiliency by posting its second-highest-ever quarterly sales along with strong profits. We remain optimistic and expect to have a strong second quarter, as we see consistent demand across our end markets and a balanced inventory position in the service center industry.”

The Board of Directors also approved a regular quarterly cash dividend of $0.09 per share, which is payable on June 15, 2022, to shareholders of record on June 1, 2022. The Company has paid a regular quarterly dividend since March 2006. The Company raised its quarterly dividend from $0.02 per share to $0.09 per share in March 2022.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share
(Figures may not foot due to rounding.)
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:
	Three Months Ended
	3/31/2022	3/31/2021

Net income per diluted share (GAAP):	$3.23	$1.91
Excluding the following items:
LIFO Expense	-	0.06
Gain on Sale of Real Estate	(0.13)	-

Adjusted net income per diluted share (non-GAAP):	$3.10	$1.97
Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended
	3/31/2022	3/31/2021

Net income (GAAP):	$37,302	$22,008
Excluding the following items:
Foreign exchange loss included in net income	6	10
Interest and other expense on debt	1,998	1,655
Income tax provision	13,816	7,917
Depreciation and amortization	4,982	5,235

Earnings before interest, taxes, depreciation and amortization (EBITDA)	58,104	36,825

LIFO Expense	-	1,000
Gain on Sale of Real Estate	(2,083)	-

Adjusted EBITDA (non-GAAP)	$56,021	$37,825

Conference Call and Webcast

A simulcast of Olympic Steel’s 2022 first-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on May 6, 2022, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; risks associated with the invasion of Ukraine, including economic sanctions, or additional war or military conflict, could adversely affect global metals supply and pricing; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands related to the novel coronavirus, or COVID-19, including additional shutdowns in large markets, such as China, and other factors; supply disruptions and inflationary pressures, including the availability and rising costs of transportation and logistical services and labor; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; risks associated with shortages of skilled labor, increased labor costs and our ability to attract and retain qualified personnel; rising interest rates and their impacts on our variable interest rate debt; risks associated with the COVID-19 pandemic, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; general and global business, economic, financial and political conditions, including legislation passed under the current administration; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; supplier consolidation or addition of additional capacity; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; our ability to sell shares of our common stock under the at-the-market equity program; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or net realizable value adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 41 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc.
Consolidated Statements of Net Income
(in thousands, except per-share data)

	Three months ended
	March 31
	2022	2021

Net sales	$696,333	$463,124

Costs and expenses
Cost of materials sold (excludes items shown separately below)	555,107	354,665
Warehouse and processing	24,048	23,407
Administrative and general	29,622	23,054
Distribution	15,041	13,562
Selling	10,822	8,466
Occupancy	3,589	3,145
Depreciation	4,350	4,650
Amortization	632	585

Total costs and expenses	643,211	431,534

Operating income	53,122	31,590

Other loss, net	(6)	(10)

Income before interest and income taxes	53,116	31,580

Interest and other expense on debt	1,998	1,655

Income before income taxes	51,118	29,925

Income tax provision	13,816	7,917

Net income	$37,302	$22,008

Earnings per share:

Net income per share - basic	$3.23	$1.92

Weighted average shares outstanding - basic	11,559	11,490

Net income per share - diluted	$3.23	$1.91

Weighted average shares outstanding - diluted	11,563	11,496

Olympic Steel, Inc.
Balance Sheets
(in thousands)

	As of March 31, 2022	As of December 31, 2021
Assets

Cash and cash equivalents	$8,009	$9,812
Accounts receivable, net	319,536	284,570
Inventories, net (includes LIFO reserves of $19,736 as of March 31, 2022 and December 31, 2021 respectively)	475,447	485,029
Prepaid expenses and other	11,602	9,989

Total current assets	814,594	789,400

Property and equipment, at cost	413,136	413,396
Accumulated depreciation	(269,542)	(266,340)

Net property and equipment	143,594	147,056

Goodwill	10,496	10,496
Intangible assets, net	33,248	33,653
Other long-term assets	15,610	15,241
Right of use asset, net	26,161	27,726

Total assets	$1,043,703	$1,023,572

Liabilities

Accounts payable	$163,449	$148,649
Accrued payroll	22,789	44,352
Other accrued liabilities	27,944	25,395
Current portion of lease liabilities	5,801	5,940

Total current liabilities	219,983	224,336

Credit facility revolver	311,185	327,764
Other long-term liabilities	12,724	15,006
Deferred income taxes	16,279	9,890
Lease liabilities	20,746	22,137

Total liabilities	580,917	599,133

Shareholders' Equity

Preferred stock	-	-
Common stock	133,754	133,427
Accumulated other comprehensive loss	(277)	(1,996)
Retained earnings	329,309	293,008

Total shareholders' equity	462,786	424,439

Total liabilities and shareholders' equity	$1,043,703	$1,023,572

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended March 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2022	2021	2022	2021	2022	2021

Tons sold	206,083	239,848	38,444	41,887	N/A	N/A

Net sales	$379,549	$246,373	$199,479	$126,320	$117,305	$90,431
Average selling price per ton	1,842	1,027	5,189	3,016	N/A	N/A
Cost of materials sold	327,713	184,173	140,990	103,534	86,404	66,958
Gross profit	51,836	62,200	58,489	22,786	30,901	23,473
Operating expenses	41,961	41,000	24,405	14,764	16,319	17,153
Operating income	9,875	21,200	34,084	8,022	14,582	6,320

Depreciation and amortization	2,674	2,923	1,005	903	1,286	1,391
LIFO expense	-	-	-	-	-	1,000

	As of March 31, 2022	As of December 31, 2021
Assets
Flat-products	$788,202	$777,075
Tubular and pipe products	255,037	245,961
Corporate	464	536
Total assets	$1,043,703	$1,023,572

Other Information
(in thousands, except per-share and ratio data)
	As of March 31, 2022	As of December 31, 2021
Shareholders' equity per share	$41.60	$38.31

Debt to equity ratio	0.67 to 1	0.77 to 1

	Three Months Ended March 31,
	2022	2021

Net cash from (used for) operating activities	14,883	(25,720)

Cash dividends per share	$0.09	$0.02

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com